Exhibit 30(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-214403 of the Allstate Assurance Company Variable Life Account (the “Account”) on Form N-6 of our report dated April 7, 2021, relating to the financial statements and financial highlights of each of the Sub-Accounts comprising the Account appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 29, 2021